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                                                                    EXHIBIT 10.3

                   FIRST AMENDMENT TO THE CELERIS CORPORATION
                  1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         The Celeris Corporation 1995 Non-Employee Director Stock Option Plan (the "Plan") was approved by the Board of Directors of Celeris Corporation (the "Company") on July 24, 2001. The Plan originally provided that 100,000 shares of the Company's common stock, $.01 par value, ("Common Stock") could be issued under the Plan. Pursuant to a one-for-one and one half reverse stock split that occurred on June 15, 1995 and a one-for-three reverse stock split that occurred on July 26, 1999 and by operation of Section 11, the Plan now provides that 22,222 shares of Stock may be issued under the Plan. Section 13 of the Plan provides that the number of shares of Common Stock that may be issued under the Plan may be increased by approval of the Board of Directors. The Board of Directors has approved an amendment to the Plan increasing the number of shares of Common Stock that may be issued under the Plan by 77,778 shares so that a total of 100,000 shares of Stock may be issued under the Plan. Furthermore, the Board of Directors now desires to amend Section 6(a) of the Plan.

         THEREFORE, the Plan shall be amended by deleting Section 4 in its entirety and replacing it with a new Section 4 so that, as amended, said Section 4 shall read as follows:

                           Section 4. Stock Subject to the Plan. Subject to the
                  provisions of Section 11 hereof, the stock to be subject to options under the Plan shall be authorized but unissued shares of the Company's common stock, par value $.01 per share (the "Common Stock"). Subject to adjustment as provided in Section 11 hereof, the maximum number of shares with respect to which options may be exercised under this Plan shall be 100,000 as of July 24, 2001. If an option under the Plan expires, or for any reason is terminated, any shares that have not been purchased upon exercise of the option prior to the expiration of termination date shall again be available for options thereafter granted during the term of the Plan.

          THEREFORE, the Plan shall further be amended by deleting Section 6(a) in its entirety and replacing it with a new Section 4 so that, as amended, said
Section 4 shall read as follows:

         (a) Annual Option Grants. Each non-employee director shall be granted the right to purchase 2,222 shares of Common Stock at the time of his or her initial appointment to the board of Directors. Additionally, each non-employee director shall be granted the right to purchase 667 shares of Common Stock automatically on the first business day immediately following each annual meeting of the Company's shareholders (the "Annual Option Grant Date") held during the term of the Plan, beginning with the 1995 annual meeting of the shareholders (if the Plan becomes effective pursuant to Section 12 before or at such meeting).

         Except as expressly modified and amended by this amendment, the provisions of the Plan shall remain in full force and effect as of the date hereof.